Exhibit 99(d)(1)(D)
GLU-MOBILE INC.
2007 Equity incentive plan (the “plan”)
SUB-PLAN FOR UK EMPLOYEES
adopted by the company on April 20, 2007
1	The Plan

1.1	This Sub-plan shall apply only in relation to Awards granted to Employees residing and providing services in the United Kingdom.

1.2	The terms of the Plan are deemed incorporated herein, as varied and/or supplemented hereby. References to “the Plan” in both documents shall include this Sub-plan.

1.3	Save as set out in paragraph 11 below, definitions used in the Plan shall apply in this Sub-plan.

2	Types of Options

2.1	All Options granted under this Sub-plan are NQSOs.

2.2	Options granted under this Sub-plan may be Qualifying Options or non tax-favoured options, as determined by the Committee at the time of grant of an Option and subject to the applicable provisions of Chapter 9 of ITEPA and/or Schedule 5 and any regulations promulgated thereunder.

2.3	No warranty or representation is given that any Option granted under this Sub-plan is, at its Grant Date or will remain at any or all times thereafter, a Qualifying Option. Neither the Company nor any Group Company nor any of their respective members or officers shall have any liability to any Employee or Participant if and to the extent that any Option is not or ceases to be a Qualifying Option and/or the reliefs or tax advantages offered by Chapter 9 of ITEPA, and/or by Schedule 5, are not available.

3	Eligibility for Qualifying Options

3.1	Qualifying Options may only be granted to Eligible Employees.

3.2	A Qualifying Option shall not be granted to an Employee who does not, at the Grant Date, satisfy the “no material interest” requirement of paragraph 29 of Schedule 5.

4	Grants of Options

4.1	An Option shall be granted by execution of a Notice of Grant.

4.2	Each Option shall also be evidenced by an Award Agreement in accordance with section 5 of the Plan.

4.3	All restrictions and risks of forfeiture to which any Shares issued or transferred in satisfaction of the exercise of a Qualifying Option are subject shall be set out in the relevant Award Agreement.

4.4	If the Option holder fails to sign and return his Award Agreement within 30 days of a request from the Company, he will be deemed to have renounced the grant of that Option. An Option deemed to have been renounced pursuant to this paragraph shall be treated for all purposes as if it had never been granted.

5	Employment

5.1	For the purposes of Awards granted under this Sub-plan, a Participant’s Service shall be deemed to terminate if he ceases to be an Employee.

5.2	Under definitions of “Termination” and “Terminated” of the Plan, leaves of absence may be authorised by a Subsidiary which employs the Participant.

5.3	The rights and obligations of a Participant under the terms of any employment with a Group Company shall not be affected by his participation in this Sub-plan or any right he may have to participate herein or any right he may have pursuant to an Award Agreement. Accordingly, if a Participant ceases to be an Employee for any reason whatsoever he shall not be entitled, and by accepting and not renouncing the grant of an Award an Employee shall be deemed irrevocably to have waived any entitlement, by way of compensation for loss of office or employment or otherwise howsoever to any sum or other benefit to compensate him for the loss of any rights under this Sub-plan or under any Award Agreement to which he is a party.

6	Transfer

6.1	A Participant may not designate a beneficiary to acquire, directly or indirectly his Option (either in whole or in part). Awards granted under this Sub-Plan shall not be transferable (save in the event of death as described in paragraph 6.2 below).

6.2	If a Participant dies:
(a)	his Awards may only be exercised by the executors or administrators of his estate and may not be exercised by any other person; and

(b)	any Qualifying Options held by the deceased Participant shall lapse twelve months after the date of death (or earlier as may be determined in accordance with the rules of the Plan).
7	Exercise of Qualifying Options

7.1	Shares issued or transferred on exercise of a Qualifying Option must be fully paid up.

7.2	As soon as reasonably practicable after the Grant Date of a Qualifying Option the Company and the Participant shall co-operate to execute all necessary documentation and do all things as may be necessary to ensure that notice of such Option is given to the UK H M Revenue & Customs within 92 days (or such other time limit specified by paragraph 44(1) of Schedule 5) of such Grant Date.

8	Tax

8.1	In addition to (and not in place of) Section 13 of the Plan each Participant shall indemnify, and hold indemnified, the Company and all other Group Companies and his employer in respect of any Employee Tax Liability. Each Participant authorises the Company to deduct any sum due from him under this paragraph from any amount due to him from the Company and/or any other Group Company and/or his employer. This includes, without limitation, authority to deduct from wages pursuant to the Employment Rights Act 1996 (a UK statute).

8.2	A Participant shall, within seven days of a request from the Company, enter into an agreement with his employer (in such form as the Company may require) whereby he will (to the fullest extent permitted by law) be responsible for all employer’s national insurance arising and payable as a result of the grant, vesting, exercise, cancellation or surrender of any Award or which may arise or be payable in connection with any Shares acquired by the Participant pursuant to any Award.

8.3	A Participant shall, within seven days of a request from the Company, execute a Tax Election in respect of all Shares to be issued or transferred to him pursuant to or in connection with any Award.

9	Enforcement of Rights

9.1	Any Group Company and any employer of a Participant may, pursuant to section 1 of the Contracts (Rights of Third Parties) Act 1999 (a UK statute), enforce in its own right paragraphs 8.1 and 8.2 above, notwithstanding that it is not a party to the Plan, this Sub-plan or any Award Agreement.

10	Amendment of Award Agreements

10.1	This paragraph 10 relates to any document, the form of which is incorporated into an Award Agreement under paragraph 4.3 above. If, following the Grant Date:
(a)	the Company varies the terms of any such document; and

(b)	such variation has the effect of changing any restriction or risk of forfeiture applying to shares to be issued on exercise of the Option or imposing any new such restriction or risk then the Company shall have the power to vary that Award Agreement to substitute into it the revised form of such document.

11	Definitions

11.1	The following definitions shall apply in this Sub-plan:

Eligible Employee shall mean an Employee who is committed to working for the Company (or any Group Company) for at least 25 hours a week or, if less, 75% of his working time, and for this purpose any time which the Employee would have been required so to spend working for the Company (or any Group Company) but for:
(a)	injury, ill-health or disability,

(b)	pregnancy, childbirth or maternity or paternity leave or parental leave,

(c)	reasonable holiday entitlement, or

(d)	not being required to work during a period of notice of termination of employment shall be regarded as time so committed;

Employee shall mean any individual who is a common-law employee of the Company or any Group Company, and includes any director who is such a common-law employee. The payment of a director’s fee to a director shall not itself be enough to constitute employment of such director;

Employee Tax Liability shall mean, in relation to a Participant:
(a)	any income tax and primary national insurance contributions and secondary national insurance contributions which may become payable as a result of the grant, vesting, exercise, cancellation or surrender of an Award granted to that Participant or which may arise in connection with any Shares issued or transferred to that Participant pursuant to an Award; and

(b)	any income tax or primary national insurance contributions which may become payable as a result of the execution of a Tax Election by that Participant; and

(c)	any income tax and primary national insurance contributions and (to the fullest extent permitted by law) secondary national insurance contributions which may become payable as a result of a “reportable event” (as such term is defined in section 421K of ITEPA) arising after the date on which that Participant exercises an Option or otherwise acquires Shares pursuant to an Award, and for which, in either case, the Company and/or any Group Company and/or his employer may be required to account to any taxation authority whether on its own behalf or on behalf of the Participant;

Grant Date shall mean, with respect to any Option granted under this Plan, the effective date of such grant, which shall be the date on which a Notice of Grant is executed and delivered as a deed under English law;

Group shall mean the Company and its Subsidiaries for the time being and “Group Company” shall be construed accordingly;

ITEPA shall mean the Income Tax (Earnings and Pensions) Act 2003 (a UK statute);

Notice of Grant shall mean in relation to an Option, a notice (executed as a deed under English law) which states the following:
(a)	the Date of Grant of the Option;

(b)	the number and the Exercise Price of the Shares comprised in the Option

(c)	the extent to which the Option is a Qualifying Option,
and being otherwise in such form as the Committee shall from time to time prescribe;

Qualifying Option shall mean any option or right to acquire shares in the Company and which as at the relevant time meets the requirements of Schedule 5;

Schedule 5 shall mean Schedule 5 to ITEPA;

Subsidiary shall mean a company which is for the time being:
(a)	a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 (a UK statute); and

(b)	under the Control of the Company;
Tax Election shall mean, in relation to any Award, an election pursuant to section 431 (1) ITEPA, in such form as the Company may require, to disapply the provisions of sections 425 to 430 ITEPA in respect of all of the Shares that may be acquired by a Participant pursuant to that Award.